← **Tweet**

Exodus
@exodus_io

Some exciting things happening 🚀



Exodus Wallet Files With SEC to Sell $75M in Shares—With a Twist - Decrypt
Exodus is planning to sell shares, but only inside its wallet. And only in exchange for Bitcoin, Ethereum, and USDC stablecoin.
decrypt.co

10:21 AM · Mar 4, 2021 · Twitter Web App

63 Retweets **10** Quote Tweets **253** Likes